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
Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: William C. Dashiell
2605 WESTERN AVE.                       Chief Executive
Officer
SEATTLE, WA 98121                       (509) 467-6993
(206) 448-1996                          Gary E. Schell,
NEWS RELEASE                            Bank of Pullman CEO
                                        (509) 332-1561
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     UNITED SECURITY BANCORPORATION TO ACQUIRE THE BANK OF
PULLMAN
      WITH SEVEN BRANCHES AND APPROXIMATELY $58 MILLION IN
ASSETS

  SPOKANE, WA-August 27,1997-United Security Bancorporation (NASDAQ:USBN) today announced it has signed a definitive agreement to acquire closely-held Community Bancorporation and its wholly-owned subsidiary, Bank of Pullman, for approximately $11.96 million in cash. Bank of Pullman has been approved to enter the Idaho market by becoming an Idaho state-chartered bank. The bank will retain its own name and operate as a subsidiary of USBN.
  Headquartered in Pullman, WA, Bank of Pullman had approximately $58.2 million in assets, $50.9 million in deposits, $34.1 million in loans and $7.0 million in shareholder equity at June 30, 1997. The merger, which has been approved by the board of directors of each company, will be accounted for as a purchase. It is expected to be completed by the end of the year, subject to regulatory and Community Bancorporation shareholder approval. Currently, USBN owns United Security Bank and Home Security Bank; acquisition of The Wheatland Bank is pending.
  Pullman is the commercial center for the Palouse, the prime winter wheat growing region in eastern Washington, and the home of Washington State University. The bank's six Washington offices serve an area adjacent to the Idaho state border and approximately 80 miles south of Spokane. None of its branches in Pullman, Colton, Palouse, and Uniontown overlap the existing 15 branches in United Security Bancorporation's system or the five branches in Wheatland's system.
  Bank of Pullman recently opened a branch in Moscow, ID, after receiving regulatory approval to become an Idaho state-chartered bank. Located 10 miles east of Pullman, Moscow is home of the University of Idaho.
  "We have long eyed the Idaho market," said William C. Dashiell, president and CEO of United Security Bancorporation. "With its Idaho charter, Bank of Pullman will become a key element in our growth beyond central and eastern Washington's thriving communities. Gary Schell, Pullman's President, and his excellent staff will bring extensive experience to our organization and will play an integral part in helping expand our strong franchise in this region.
  "While Bank of Pullman is small, it is very aggressive.
We expect this acquisition to contribute directly to our earnings performance next year," Dashiell added. "Our total corporate efficiency ratio is running below 60% and both
Home Security and United Security Banks are even more efficient. We have been able to consolidate back office operations of our subsidiaries, which keeps our overall expenses in line. Although it may take a few months, we expect these efficiencies to be incorporated into our new subsidiaries very rapidly."

USBN-Agrees to Acquire Bank of Pullman
Page 2

  "After extensive research, we concluded that United Security offers the best alternatives for our bank's future," Bank of Pullman President Gary Schell stated.
"Like us, they are aggressive managers who are also dedicated to customer service, community businesses, consumer banking and community involvement. Both banks are local institutions that tailor their products and services to specifically meet customer's needs.
  "We know United Security's board and management well and believe this will be an effective combination. We are confident our employees and customers will be comfortable under United Security's umbrella," Schell added.
  The Bank of Pullman focuses on a balanced program of agriculture, business and commercial, and real estate lending. This lending focus is similar to that of United Security Bancorporation's other banking subsidiaries. Founded in 1970, state-chartered Bank of Pullman reported net income of $906,000 in 1996. As a result of this performance the bank's return on average assets was 1.53% and its return on average equity was 14.11% for the year.
  At June 30, 1997, USBN total assets were $233.2 million, shareholder equity was $29.8 million and tangible book value per share was $8.07. Return on average assets was 1.69% and return on average equity was 13.63%.
  The Bank of Pullman acquisition, combined with the pending acquisition of The Wheatland Bank, which has five branches west and south of Spokane, will increase the number of USBN's bank branch locations to 27. USBN currently has 15 branch offices, following the recently-acquired five branches from Wells Fargo (NYSE:WFC).
  United Security Bancorporation is a multi-bank holding company. Its United Security Bank subsidiary serves customers in northeastern Washington, while Home Security Bank's branch offices are located in Central Washington and the Yakima Valley. In addition, the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risk and uncertainties, including shareholder and regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly-acquired branches, additional expansion opportunities, changes in the regulatory environment in Idaho regarding interstate banking, and other risk factors detailed in the company's Securities and Exchange Commission filings.

NOTE:  Transmitted on PR Newswire at 10:15 a.m. PDT, August
27, 1997.